Exhibit 10.4

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in this agreement or the related filing. Certain personally identifiable or other private information has also been omitted from the filed version of this agreement. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

PURCHASE AND SALE AGREEMENT

THE LANDING COMMUNITY

Alexandria, Virginia

BETWEEN

SILVERSTONE ALEXANDRIA, LP

a Delaware limited partnership

and

SILVERSTONE ALEXANDRIA OWNER, LLC,

a Delaware limited liability company

AS SELLERS

AND

XRN ALEXANDRIA II LLC,

a Delaware limited liability company

AS PURCHASER

Dated:

May 1, 2026 (the “Effective Date”)

TABLE OF CONTENTS

1.	THE PROPERTY		2
	1.1	Description	2
	1.2	“As-Is” Purchase	3
	1.3	Agreement to Convey	4
2.	PRICE AND PAYMENT		4
	2.1	Purchase Price	4
	2.2	Payment	4
	2.3	Closing	5
3.	INSPECTIONS AND APPROVALS		5
	3.1	Inspections	5
	3.2	Title and Survey	9
	3.3	Contracts	10
	3.4	Permitted Encumbrances	11
	3.5	Purchaser’s Right to Terminate	11
	3.6	Delivery of Title Policy at Closing	11
4.	SELLERS COVENANTS FOR PERIOD PRIOR TO CLOSING		12
	4.1	Insurance	12
	4.2	Operation	12
	4.3	New Contracts	12
	4.4	New Residential Agreements	12
5.	REPRESENTATIONS AND WARRANTIES		13
	5.1	By Sellers	13
	5.2	By Purchaser	14
	5.3	Mutual	15
	5.4	Purchaser Acknowledgment of Common Ownership	15
6.	COSTS AND PRORATIONS		16
	6.1	Purchaser’s Costs	16
	6.2	Seller’s Costs	16
	6.3	Prorations	17
	6.4	Taxes	17
	6.5	In General	17
	6.6	Purpose and Intent	17
7.	DAMAGE, DESTRUCTION OR CONDEMNATION		18
	7.1	Material Event	18
	7.2	Immaterial Event	18
	7.3	Termination and Return of Deposit	18
8.	NOTICES		18
9.	CLOSING AND ESCROW		21
	9.1	Escrow Instructions	21
	9.2	Sellers’ Deliveries	21
	9.3	Purchaser’s Deliveries	22
	9.4	Possession	22
	9.5	Insurance	22

PURCHASE AND SALE AGREEMENT The Landing Alexandria	Page i

	9.6	Post-Closing Collections	22
	9.7	Termination of Operating Lease	22
	9.8	Termination of Management Agreement	22
10.	LICENSES		23
	10.1	Liquor License	23
	10.2	Assisted Living Facility License	23
	10.3	Bridging Documents; Transition Assistance	24
11.	DEFAULT; FAILURE OF CONDITION		26
	11.1	Purchaser Default	26
	11.2	Seller Default	27
	11.3	Failure of Condition	27
12.	MISCELLANEOUS		27
	12.1	Entire Agreement	27
	12.2	Severability; Construction	28
	12.3	Applicable Law; Venue	28
	12.4	Assignability	28
	12.5	Successors Bound	28
	12.6	Breach	28
	12.7	No Public Disclosure	29
	12.8	Captions	29
	12.9	Attorneys’ Fees	29
	12.10	No Partnership	29
	12.11	Time of Essence	29
	12.12	Counterparts	29
	12.13	Recordation	29
	12.14	Proper Execution	30
	12.15	Tax Protest	30
	12.16	Survival and Limitation of Representations and Warranties; Seller’s Knowledge	30
	12.17	No Processing	30
	12.18	Calculation of Time Periods	31
	12.19	Section 1031 Exchange	31
	12.20	Limitation of Liability	31
	12.21	Jury Waiver	31
	12.22	Prohibited Persons and Transactions	32
	12.23	Merger Provision	32
	12.24	Electronic Signatures	32
	12.25	Exclusivity	13

PURCHASE AND SALE AGREEMENT The Landing Alexandria	Page ii

LIST OF EXHIBITS

Exhibit 1.1.1	Legal Description
Exhibit 1.1.6	Schedule of Residents)
Exhibit 3.3	Schedule of Contracts
Exhibit 6.1	Closing Costs Allocation
Exhibit 9.2.1	Form of Special Warranty Deed
Exhibit 9.2.2	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit 9.2.6	Form of FIRPTA Affidavit
Exhibit 9.2.7	Form of Tenant Notice Letter
Exhibit 9.2.8	Form of Owner’s Affidavit and Gap Indemnity Agreement
Exhibit 10.1	Liquor License
Exhibit 10.2.2	Assisted Living License
Exhibit 10.3.2	Bridging Documents

PURCHASE AND SALE AGREEMENT The Landing Alexandria	Page iii

LIST OF DEFINED TERMS

PURCHASER:	XRN ALEXANDRIA II LLC, a Delaware limited liability company

SELLERS:	Silverstone Alexandria, LP, a Delaware limited partnership (“PropCo Seller”)

and

Silverstone Alexandria Owner, LLC, a Delaware limited liability company (“OpCo Seller”; together with PropCo Seller, the “Sellers”, or individually as the context may require, a “Seller”)

PURCHASE PRICE:	$130,000,000.00

DEPOSIT:	$5,000,000.00

APPROVAL DATE:	May 1, 2026

TITLE NOTICE DATE:	April 28, 2026

CLOSING DATE:	June 1, 2026

TITLE COMPANY:	Stewart Title and Escrow Inc.

BROKER:	Newmark

PROPERTY MANAGER:	GMSC Alexandria LLC, a Texas limited liability company

ASSET MANAGER:	Paul Lee the asset manager with Invesco Advisers, Inc. (“Invesco”) (Sellers’ investment advisor)

PURCHASE AND SALE AGREEMENT The Landing Alexandria	Page 1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of the Effective Date, is made by and between Sellers and Purchaser.

R E C I T A L S

A.PropCo Seller owns fee simple title to that certain real property located at 2620 Main Line Boulevard, Alexandria, VA 22301, commonly referred to as The Landing Alexandria and more particularly described on Exhibit 1.1.1 attached hereto.

B.OpCo Seller (i) holds a leasehold interest in the Land pursuant to that certain Lease and Security Agreement dated March 9, 2021 by and between OpCo Seller, as tenant, and PropCo Seller, as landlord (the “Operating Lease”), pursuant to which OpCo Seller operates a senior housing facility (the “Facility”), and (ii) owns the Personal Property (as hereinafter defined) and Residential Agreements (as hereinafter defined) located on the Land and in the Improvements.

C.Purchaser desires to purchase the Property (as hereinafter defined) and each Seller desires to sell its respective Property, on the terms and conditions set forth below.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser agree as follows:

1.	THE PROPERTY.

1.1Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, each Seller agrees to sell and transfer, respectively, and Purchaser agrees to purchase and acquire, all of their respective assignable and transferable right, title, and interest in and to the following (collectively, the “Property”):

1.1.1	Certain land (the “Land”) more specifically described in Exhibit 1.1.1 attached hereto;
1.1.2	The buildings, parking areas, improvements, and fixtures now situated on the Land (the “Improvements”);

1.1.3All furniture, personal property, machinery, apparatus, and equipment owned by OpCo Seller and currently used in the operation, repair and maintenance of the Facility, Land and Improvements and situated thereon; excluding any cash, cash equivalents, securities or bank accounts (collectively, the “Personal Property”). The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of OpCo Seller’s business;

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1.1.4All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Sellers and pertaining to the Land, if any;

1.1.5	Any street or road abutting the Land to the center lines thereof;

1.1.6Subject to Section 3.3, all contracts and agreements relating to the operation or maintenance of the Land, Improvements, Facility or Personal Property the terms of which extend beyond midnight of the day preceding the Closing Date (as hereinafter defined); and

1.1.7all right, title and interest of Sellers in and to the following: any trademarks, trade names, service marks, trade dress and all variations thereof, including without limitation the name “The Landing Alexandria”, or any variations thereof; all telephone and facsimile numbers relating to the Property (including all “800” numbers); all post office box addresses associated with the Property; all websites, social media accounts, domain names, websites, e-mail addresses, software or other computer programs used in connection with the operation of the Property; all security deposits posted with respect to any assumed Property Contracts (“Intangible Property”); provided, however, the resident agreements for a bed or unit at the Facility, including those in effect on the Effective Date and any new occupancy entered into pursuant to Section 4.4, which as of the Closing (as hereinafter defined) affect all or any portion of the Land or Improvements (the “Residential Agreements”) are, under Virginia law, not assignable to Purchaser.

1.2“As-Is” Purchase. The Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the Effective Date and of Closing. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Sellers or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of Sellers as to (i) the condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; (v) whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same; (vi) any energy star rating, LEED Certification, or similar state, federal, local, or private rating or certification; or (vii) any other matter related in any way to the Property. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto.

Purchaser waives its right to recover from, and forever releases and discharges Sellers, Sellers’ affiliates, Sellers’ investment advisor and manager, the partners, trustees, shareholders,

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directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Releasees”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Property, the physical condition thereof, or any law or regulation applicable thereto (including, without limitation, claims under the Clean Air Act (42 U.S.C. 7401, et seq.)), as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), as amended, the Clean Water Act (33 U.S.C. Section 1251, et seq.), as amended, the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), as amended, and the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.). Without limiting the foregoing, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Sellers and all other Releasees from any and all Claims, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters affecting the Property. As part of the provisions of this Section 1.2, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations. Purchaser agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on or about the Property be required after the date of Closing, Purchaser shall have no claim against Sellers for such clean-up, removal or remediation.

1.3Agreement to Convey. PropCo Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by Special Warranty Deed (the “Deed”). OpCo Seller agrees to convey, and Purchaser agrees to accept, title to the Personal Property and Intangible Property by Bill of Sale, and Assignment and Assumption Agreement without warranty as to the title or the condition of such personalty.

2.	PRICE AND PAYMENT.

2.1Purchase Price. Purchaser agrees to pay the Purchase Price for the acquisition of the Property, subject to the terms of this Agreement.

2.2	Payment. Payment of the Purchase Price is to be made in cash as follows:

2.2.1Pursuant to a separate escrow agreement by and between Purchaser, Seller and the Title Company, prior to the date hereof, Purchaser has delivered the Deposit as an earnest money deposit with the Title Company.

2.2.2The Deposit is held in escrow by the Title Company, in immediately available funds in an interest-bearing account at a mutually acceptable banking institution. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as

PURCHASE AND SALE AGREEMENT The Landing Alexandria	Page 4

otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

2.2.3Prior to or contemporaneous with the execution hereof by Purchaser and Sellers, Purchaser has paid to Sellers $100.00 (the “Independent Contract Consideration”), which amount Sellers and Purchaser bargained for and agreed to as consideration for Sellers’ execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Sellers shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary.

2.2.4At Closing, Purchaser shall pay Sellers the balance of the Purchase Price, subject to adjustment for the prorations as provided herein, to the Title Company for disbursement to Sellers via wire transfer in immediately available funds.

2.3Closing. Payment of the Purchase Price and the closing hereunder (the “Closing”) will take place pursuant to an escrow closing on or before the Closing Date, provided Purchaser does not terminate this Agreement prior to such date. The Closing will take place electronically at 11:00 a.m. local Dallas time or at such other time and place as may be agreed upon in writing by Sellers and Purchaser. Closing shall occur through an escrow with the Title Company. Funds shall be deposited into and held by the Title Company in a closing escrow account with a bank satisfactory to Purchaser and Sellers. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Title Company to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Sellers and Purchaser.

3.	INSPECTIONS AND APPROVALS.
3.1	Inspections.

3.1.1Commencing on the Effective Date through the Approval Date, each Seller agrees to allow Purchaser and Purchaser’s engineers, architects, employees, agents and representatives (collectively, “Purchaser’s Agents”) reasonable access, during normal business hours, to the Property and to the records, if any, during normal business hours. Such access shall be solely for the purposes of (i) reviewing Residential Agreements and contracts and any records relating thereto; (ii) reviewing records relating to operating expenses; and (iii) inspecting the physical condition of the Property and conducting non-invasive physical or environmental inspections of the Property (the “Studies”). Notwithstanding anything contained herein to the contrary, without first obtaining Seller’s written consent thereto (which may be withheld in Seller’s sole discretion), neither Purchaser nor any Purchaser’s Agents shall (1) contact any tenant of the Property, (2) subject to Section 3.1.4 below, notify any governmental agency of any actual or potential violation of any zoning, environmental or other law, rule, or regulation, or (3) conduct any invasive investigation regarding the Property. For the avoidance of doubt, Purchaser shall comply with all applicable laws and regulations, including without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), when accessing or reviewing any resident records associated with the Property. Sellers agree to

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hold Purchaser harmless from all claims, costs or damages, including reasonable attorneys’ fees, for damages resulting from Purchaser’s reporting of any hazardous substances or HIPAA violations revealed by the Studies only if such reporting is required by applicable law, provided, however, that Purchaser shall provide Sellers with prior written notice of any required reporting and such notice shall include a detailed description of the alleged violation and copies of any relevant documentation evidencing the same.

3.1.2Purchaser agrees that, in making any Studies, Purchaser and all of Purchaser’s Agents entering on the Property shall carry (A) commercial general liability insurance with limits of no less than Two Million Dollars ($2,000,000) per occurrence for bodily injury and property damage and Two Million Dollars ($2,000,000) in the aggregate covering: (i) all activity and conduct of Purchaser and such agents while exercising the right of access provided for in this Agreement; (ii) independent contractors liability; and (iii) contractual liability; (B) commercial automobile insurance whether such automobile is owned, hired, and non-owned with a combined single limit for bodily injury and property damage of no less than One Million Dollars ($1,000,000) per accident; and (C) workers compensation insurance covering statutory benefits applicable in the State in which the Property is located, which policy shall include employers’ liability coverage with limits of no less than One Million Dollars ($1,000,000) for each accident, bodily injury by accident, for each employee for bodily injury by disease, and policy limit for bodily injury by disease. All policies, except workers compensation, shall name both Sellers, Invesco and the Property Manager as additional insureds on a primary and non-contributory basis. All policies, including workers compensation, shall provide a waiver of subrogation in favor of both Sellers and Invesco and the Property Manager. Purchaser represents and warrants that it carries the aforementioned insurance which insures Purchaser’s indemnity obligations hereunder, and will provide Sellers with written evidence of same prior to entry on the Property. In the event that Purchaser receives any notice from an insurance provider of policy cancellation or material change in the terms of such policy, Purchaser shall immediately notify Sellers of the same.

3.1.3Purchaser agrees that in exercising its right of access hereunder, Purchaser will use and will cause Purchaser’s Agents to use their best efforts not to interfere with the activity of Facility, its residents, or any persons occupying or providing service at the Facility. Purchaser shall, at least forty-eight (48) hours prior to inspection, give Bobby Zeiller at bzeiller@silverstonehc.com and Tami Cumings at tcumings@silverstonehc.com, written notice of its intention to conduct any inspections, so that Sellers shall have an opportunity to have a representative present during any such inspection, and Sellers expressly reserve the right to have such a representative present, including, but not limited to, any discussion with any tenants. Purchaser agrees to cooperate with any reasonable request by Sellers in connection with the timing of any such inspection. Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to provide Sellers with a copy of any third party reports that it receives in connection with or resulting from its inspection of the Property and work under Section 3.1 hereof.

3.1.4Unless Sellers specifically and expressly otherwise agrees in writing, Purchaser agrees that (a) the results of all inspections, analyses, studies and similar reports

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relating to the Property prepared by or for Purchaser utilizing any information acquired in whole or in part through the exercise of Purchaser’s inspection rights; (b) all information regarding the Property of whatsoever nature made available to Purchaser by Sellers or their agents or representatives, and (c) the transaction contemplated herein (the “Proprietary Information”) is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction (to the extent such person has a need to review the Proprietary Information for the purpose of advising Purchaser on the suitability of the transaction), or Purchaser’s lender, if any, and then only upon Purchaser making such persons aware of the confidentiality restriction. Purchaser agrees not to use or allow to be used any such information for any purpose other than to determine whether to proceed with the contemplated purchase, or if Closing is consummated, in connection with the operation of the Property post-Closing. Purchaser shall use its commercially reasonable efforts to ensure that all persons and entities to whom it discloses Proprietary Information shall keep the same confidential in accordance with the terms of this Agreement and Purchaser shall be responsible for any disclosure or use of Proprietary Information in violation of this Agreement by any person or entity to whom Purchaser discloses any Proprietary Information. Further, if this Agreement is terminated for any reason, Purchaser agrees to return to Sellers, or cause to be returned to Sellers, all Proprietary Information that was provided to Purchaser by Sellers or their agents or representatives. Purchaser acknowledges that the Proprietary Information is of a special, unique, unusual, extraordinary and intellectual character and that the Sellers’ interest in the Proprietary Information may be irreparably injured by disclosure of such Proprietary Information in violation of this Agreement. Purchaser further acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Section 3.1.4 by it and that, in addition to all other remedies available at law or in equity, Sellers shall be entitled to specific performance or injunctive or other equitable relief as a remedy for any breach or potential breach by the Purchaser of this Section 3.1.4 and further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Notwithstanding anything to the contrary herein, if Purchaser or any of Purchaser’s Agents are required, in the reasonable opinion of Purchaser’s counsel, to disclose the results of any Studies by law, regulation, or legal or regulatory process, Purchaser shall: (a) take all reasonable steps to preserve the privileged nature and confidentiality of the Studies, including requesting that the Studies not be disclosed to non-parties or the public; (b) give Seller prompt prior written notice of such request or requirement so that Purchaser may seek an appropriate protective order or other remedy; and (c) reasonably cooperate with Seller to obtain such protective order. In the event that such protective order or other remedy is not obtained, Purchaser will furnish only that portion of the Studies which, on the written advice of Purchaser’s counsel acting in a commercially reasonable manner, is legally required to be disclosed and, upon Seller’s request, use its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information. The provisions of this Section 3.1.4 shall survive any termination of this Agreement.

3.1.5Purchaser shall, at its sole cost and expense and in strict accordance with all requirements of applicable law, promptly restore any damage or alteration of the physical condition of the Property which results from Purchaser or any Purchaser’s Agent’s entrance on the Property or the Studies. These obligations of Purchaser shall in no event be

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construed to require Purchaser to perform any removal or remediation of any hazardous substances existing on the Property that were merely discovered by Purchaser or Purchaser’s Agents, except to the extent the discovery of such hazardous substances were exacerbated or aggravated by Purchaser’s or any Purchaser’s Agent’s activities on the Property. The provisions of this Section 3.1.5 shall survive any termination of this Agreement.

3.1.6Except as specifically set forth herein, Sellers make no representation or warranty as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s Studies (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in each Seller’s possession). It is the parties’ express understanding and agreement that any materials which Purchaser is allowed to review are provided only for Purchaser’s convenience in making its own examination and determination prior to the Approval Date as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Sellers. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Sellers in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

3.1.7PURCHASER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT) TO INDEMNIFY, DEFEND, AND HOLD SELLERS, INVESCO REAL ESTATE, SILVERSTONE SENIOR LIVING, LLC AND INVESCO ADVISERS, INC. FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING ATTORNEYS’ FEES AND COSTS, ARISING OUT OF A BREACH OF THE FOREGOING AGREEMENTS BY PURCHASER IN CONNECTION WITH THE INSPECTION OF THE PROPERTY, OR OTHERWISE FROM THE EXERCISE BY PURCHASER OR PURCHASER’S AGENTS OF THE RIGHT OF ACCESS ON THE PROPERTY (COLLECTIVELY, “PURCHASER’S INDEMNITY OBLIGATIONS”). THIS SECTION 3.1.7 SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT IN THE EVENT THAT PRIOR TO THE EFFECTIVE DATE, PURCHASER, OR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, CONSULTANTS, OR OTHER REPRESENTATIVES, HAVE ENTERED ONTO THE PROPERTY TO INSPECT, TEST, SURVEY OR OTHERWISE EXAMINE THE PROPERTY, AND THE RECORDS RELATING THERETO, THE INDEMNITY SET FORTH IN THIS SECTION 3.1.7 OF THIS AGREEMENT SHALL APPLY RETROACTIVELY TO THE DATE OF SUCH INSPECTIONS, TESTING, SURVEYING, AND EXAMINATION.

3.1.8Purchaser shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Purchaser or Purchaser’s Agents with respect to any inspection or testing of the Property in connection with the Studies. If any such lien shall at any time be filed, Purchaser shall cause the same

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to be discharged of record within thirty (30) days after knowledge by Purchaser thereof by satisfying the same or, if Purchaser, in good faith, determines that such liens should be contested, by obtaining a bond. Failure by Purchaser to discharge such lien or obtain such bond within said thirty (30) day period shall be a material breach of this Agreement and shall entitle Seller, at its option and in addition to any other remedy Seller may have under Section 11.1 hereof, at law, in equity or by contract, immediately to declare this Agreement to be terminated. The provisions of this Section 3.1.8 shall survive any termination of this Agreement.

3.1.9Purchaser understands that any financial statements and data, including, without limitation, gross rental income, operating expenses and cash flow statements, which may be made available by Sellers to Purchaser, will be unaudited financial statements and data not prepared or reviewed by independent public accountants, and that Sellers make no representation as to the accuracy or completeness thereof.

3.2	Title and Survey.

3.2.1Prior to or contemporaneously with execution of this Agreement, Sellers have caused to be delivered to Purchaser a commitment for title insurance on the Land, together with copies of all items shown as exceptions to title therein, issued by the Title Company (the “Title Commitment”), which Title Commitment shall contain a commitment by the Title Company to issue to Purchaser a title insurance policy on an extended coverage ALTA Owner’s form (the “Title Policy”). At Closing, Sellers will execute and deliver the title affidavit and the gap indemnity attached as Exhibit 9.2.8. Prior to the Approval Date, Purchaser may also obtain an ALTA survey of the Property (the “Survey”), upon which Purchaser shall promptly provide a copy of the same to Sellers. Purchaser shall have until the Title Notice Date to provide written notice to Sellers of any matters shown by the Title Commitment or Survey which are not satisfactory to Purchaser, which notice (the “Title Notice”) must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the objections stated in the Title Notice (collectively, the “Title Objections”). In the event Sellers are unable or unwilling to eliminate or modify all of the Title Objections, Sellers shall so notify Purchaser in writing on or before the Approval Date, and Purchaser may (as its sole and exclusive remedy) terminate this Agreement by delivering written notice thereof to Sellers not later than the Approval Date. Except with regard to Mandatory Cure Items (hereinafter defined), which must be cured by Sellers, Sellers shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any Title Objections, and Sellers shall not be deemed to have any obligation to cure unless Sellers expressly undertake such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Closing Date and which recites that it is in response to the Title Notice. Purchaser’s sole right with respect to any Title Objection shall be to elect on or before the Approval Date to terminate this Agreement (other than continuing obligations under Sections 3.1.4 and 3.1.7 that survive the Closing or termination of this Agreement) (herein called the “Surviving Obligations”) and to receive a refund of the Deposit. All matters shown on the Title Commitment and/or Survey and any update thereof with respect to which Purchaser fails

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to give a Title Notice on or before the last date for so doing, or with respect to which a timely Title Notice is given but Sellers fail to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser and a “Permitted Encumbrance” as provided in Section 3.4 hereof, subject, however, to Purchaser’s termination right provided in Section 3.5 hereof.

3.2.2Notwithstanding any provision of this Article 3.2 to the contrary, Seller shall at or before Closing remove, and at Closing convey title free of the following, each of which is a “Mandatory Cure Item”: (1) any mortgage on the Property granted by Seller, and (2) all mechanics’ liens, judgment liens, or other items securing any obligation to pay money that were consensually granted or affirmatively assumed by Seller. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have no obligation to raise Mandatory Cure Items as objections in order to require their cure. Seller shall in no event have a right to refuse to cure a Mandatory Cure Item.

3.2.3Purchaser and Seller acknowledge that the Property is or will become subject to that certain Declaration of Covenants, Conditions and Restrictions by Potomac Yard Development, LLC, a Delaware limited liability company, dated May 22, 2007, as amended (“Declaration”), Reciprocal Easement Agreement by and between Potomac Yard Retail, Inc. and Crescent Potomac Yard Development, LLC, dated March 22, 2001, as amended (“REA”), Condominium Instruments for Land Bay H West Condominium, dated June 25, 2021, as amended (“Condominium Documents”), and Development Agreement by and between Potomac Yard Development, LLC, a Delaware limited liability company, dated May 22, 2007, as amended (“Development Agreement”). Seller shall use commercially reasonable efforts to obtain (a) an estoppel certificate from the Potomac Yard Homeowners Association, Inc. under the Declaration; (b) an estoppel certificate under the REA; and (c) an estoppel certificate under the Development Agreement (collectively, the “Title Estoppels”); provided, however, Purchaser acknowledges and agrees that none of the Title Estoppels shall be deemed a condition precedent to Purchaser’s obligation to close under Article 9 herein, nor shall Seller’s failure to obtain the Title Estoppels be deemed a default by Seller under Article 12 herein so long as Seller uses commercially reasonable efforts to obtain the same. Notwithstanding the foregoing, at or prior to Closing, Purchaser shall have received an estoppel certificate from the Land Bay H Condominium Unit Owners’ Association, Inc. under the Condominium Documents (the “Condo Estoppel”).

3.3Contracts. On or before the Approval Date, Purchaser shall notify Sellers in writing if Purchaser elects not to assume at Closing any of the service, maintenance, supply or other contracts relating to the operation of the Property which are identified on Exhibit 3.3 attached hereto. If Purchaser does not exercise its right to terminate this Agreement on or before the Approval Date, the applicable Seller shall give notice of termination of such disapproved contract(s); provided, if by the terms of the disapproved contract the applicable Seller has no right to terminate same on or prior to Closing, or if any fee or other compensation is due thereunder as a result of such termination, Purchaser shall be required at Closing to assume all obligations thereunder until the effective date of the termination, provided, however, Purchaser shall reimburse Seller for the payment of the termination charge.

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3.4Permitted Encumbrances. Unless Purchaser terminates this Agreement pursuant to Sections 3.2 or 3.5 hereof following its opportunity fully to inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser’s intended use and its suitability as an investment, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the terms and conditions in the Deed. In addition, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1All exceptions to title shown in the Title Commitment or matters shown on the Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

3.4.2All contracts and residential agreements which Purchaser has approved or is deemed to have approved pursuant to Sections 3.3, 4.3 and 4.4 hereof;

3.4.3The lien of non-delinquent real and personal property taxes and assessments; and

3.4.4Rights of possession of the residents under the Residential Agreements. All of the foregoing in Sections 3.4.1 through 3.4.4 are referred to herein collectively as “Permitted Encumbrances.”

3.5Purchaser’s Right to Terminate. If, as a result of its various investigations, Purchaser determines, in its sole discretion, not to proceed with the purchase of the Property, Purchaser shall have the right by giving Sellers written notice (the “Termination Notice”) on or before the Approval Date to terminate its obligation to purchase the Property. If the Termination Notice is timely given, Sellers shall direct the Title Company to promptly return the Deposit to Purchaser and neither party shall have any further liability hereunder except for the Surviving Obligations. If the Termination Notice is not given, Purchaser shall have no further right to terminate this Agreement except as provided under Section 10.2 hereof.

3.6Delivery of Title Policy at Closing. As a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser at Closing the Title Policy issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of marketable fee simple title to the Property, and subject to the Permitted Encumbrances. PropCo Seller shall execute at Closing the owner’s affidavit and gap indemnity agreement attached hereto as Exhibit 9.2.8 to facilitate the issuance of the Title Policy (but not additional matters required for any endorsements required by Purchaser). The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date. Purchaser may elect to obtain additional coverage or endorsements to the Title Policy at Purchaser’s sole cost and expense but obtaining such additional coverage or endorsements shall not be a condition precedent to Purchaser’s Closing obligations under this Agreement.

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3.7New Management Agreement. Purchaser, or Purchaser’s designated affiliates (including, if applicable, the TRS Lessee (as defined below)), shall use good faith efforts to negotiate a new property/operations management agreement for the Property with Manager (as defined below) (the “New Management Agreement”), to be effective as of the Closing Date, providing that Manager will manage the Property upon Closing. The parties acknowledge that Purchaser intends for the New Management Agreement to constitute a RIDEA Management Agreement and to be entered into with an Eligible Independent Contractor (as such terms are described in the RIDEA/TRS Structure Provisions below). Accordingly, the New Management Agreement should include customary provisions evidencing that Manager is acting as an independent contractor (and not as an agent) and that nothing therein is intended to create a partnership or joint venture between the real estate owner and Manager. Notwithstanding the foregoing, this Section 3.7 and the execution and delivery of the New Management Agreement shall not be a condition to Purchaser’s obligations under this Agreement.

4.	SELLERS COVENANTS FOR PERIOD PRIOR TO CLOSING. Until Closing, the applicable Seller or its agent shall:

4.1Insurance. Keep the Property insured under its current or comparable policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

4.2Operation. Operate and maintain the Property and the Facility substantially in accordance with Seller’s past practices with respect to the Property and Facility, normal wear and tear excepted.

4.3New Contracts. Enter into only those third-party service contracts which are necessary to carry out its obligations under Section 4.2 and which shall be cancelable on thirty

(30) days’ written notice or do not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) in annual contract value. If either Seller enters into any such contract, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within three (3) days thereafter, notifies Seller in writing of its intention to not assume such contract, it shall be treated as a contract approved by Purchaser under Section 3.3 hereof.

4.4	Residential Agreements.

4.4.1OpCo Seller may continue to execute new residential agreements or amend, terminate or accept the surrender of any existing agreements without the prior consent of Purchaser in accordance with OpCo Seller’s past practices. If such residential agreement does not align with OpCo Seller’s past practices, Seller may request approval from Purchaser to enter into such residential agreement. If Purchaser does not notify OpCo Seller of its approval or disapproval of the terms and conditions of such residential agreement within two (2) business days after OpCo Seller sends such terms and conditions to Purchaser, then Purchaser shall be deemed to have approved such terms and conditions and OpCo Seller may enter into a written agreement in accordance with such terms and conditions.

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4.4.2The Residential Agreements are, under Virginia law, excluded from the Property. OpCo Seller shall terminate all Residential Agreements in effect as of the Closing Date on the Closing Date, or, in the event the parties enter into the Interim Management Agreement (as hereinafter defined) and Interim Sublease Agreement (as hereinafter defined) at Closing in accordance with Section 10.3.2, Seller shall terminate all Residential Agreements in effect as of the date of receipt of the New Assisted Living License on the date of receipt of the New Assisted Living License, and Purchaser or Purchaser’s operator shall enter into new residency agreements with the residents of the Facility as of the Closing Date or as of the date of receipt of the New Assisted Living License, as applicable, in compliance with 22VAC40-73-390 (the “New Residency Agreements”). Seller shall reasonably cooperate with Purchaser to provide Purchaser with access to all Residential Agreements at the Facility prior to Closing and, upon request, shall reasonably cooperate to help facilitate Purchaser’s or Purchaser’s operator’s execution of the New Residency Agreements with the residents of the Facility as of the Closing Date or as of the date of receipt of the New Assisted Living License, as applicable. Purchaser shall, or shall cause Purchaser’s operator to, use commercially reasonable efforts to promptly prepare and, to the extent permitted by applicable law, execute the New Residency Agreements with the residents in advance to be dated effective as of the Closing Date or the date of receipt of the New Assisted Living License, as applicable. For avoidance of doubt, Purchaser’s ability to prepare, execute and deliver the New Residency Agreements shall not be a condition to Closing hereunder.

4.4.3Except for Personal Property depleted and replaced in the ordinary course, Sellers shall not sell, lease or otherwise dispose of or distribute any of the Personal Property, Intangible Property or other assets related thereto or necessary for operation of the Facility and, to the extent depleted or replaced in the ordinary course, Sellers shall restock and replenish any portion of the Personal Property, Intangible Property or other assets consumed or used between the Effective Date and the Closing Date with Personal Property, Intangible Property or other assets of equal or superior quality.

4.5Exclusivity. From the Effective Date through the Closing or earlier termination of this Agreement (the “Exclusivity Period”), PropCo Seller shall not enter into any agreement to sell the Property to any person or entity other than Purchaser; provided, however, that nothing in this Section shall (x) restrict the ordinary course of business and operations of Sellers and the Property, including, without limitation, entering into resident agreements in accordance with the express terms of this Agreement, or (y) prohibit Sellers or their affiliates or respective officers, directors, employees, agents or representatives from responding to unsolicited inquiries or from maintaining existing virtual data rooms so long as no new negotiations are initiated during the Exclusivity Period.

5.	REPRESENTATIONS AND WARRANTIES.
5.1	By Sellers. Sellers represent and warrant to Purchaser as follows:

5.1.1Each Seller is duly organized and validly existing under the laws of the State in which it was organized, is authorized to do business in the State in which the Land is

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located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its articles of incorporation or bylaws.

5.1.2To each Seller’s actual knowledge, performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under, any agreement to which such Seller is a party.

5.1.3Sellers are not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended (hereinafter, the “Code”).

5.1.4Each Seller has obtained all required consents and approvals required for the execution and consummation of this Agreement, the closing documents and all transactions contemplated hereby and thereby.

The representations and warranties set forth in this Section 5.1 shall survive the Closing in accordance with Section 12.16 hereof.

Purchaser and Seller acknowledge that SSL Investment Partners L.P., an affiliate of Common Member (“SSL”), and XRN Alexandria II LLC, an affiliate of Purchaser (“XRN”), are parties to that certain PSA Side Letter Agreement dated on or about the date hereof (the “Side Letter Agreement”), pursuant to which SSL made certain representations regarding the Property to XRN, a correct and complete copy of which Purchaser has delivered to Seller. For avoidance of doubt, the Side Letter Agreement shall not be deemed incorporated in or a part of this Agreement, and a default under the Side Letter Agreement shall not be deemed a default under this Agreement. In the event that any representation contained in the Side Letter Agreement made by SSL which is true as of the date made becomes untrue after the Approval Date but prior to Closing, through no act or omission of Purchaser or SSL, and such breach causes material damages to Purchaser reasonably estimated to exceed $2,600,000.00, then Purchaser shall provide written notice to Seller of such breach within two (2) business days of Purchaser’s discovery thereof. Upon receipt of such notice, Seller may, at Seller’s option in Seller’s sole discretion, elect to remedy such representation prior to Closing. If Seller elects not to cure or fails to cure as of Closing, Purchaser may, as its sole and exclusive remedy, elect to terminate this Agreement by written notice to Seller, whereupon the Deposit shall be returned to Purchaser and both parties shall be relieved of all further obligations hereunder, except for those obligations that expressly survive termination or Closing.

5.2	By Purchaser. Purchaser represents and warrants to Sellers as follows:

5.2.1Purchaser is duly organized, validly existing and in good standing under the laws of the State in which it was organized, is authorized to do business in the State in which the Land is located, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its organizational documents.

5.2.2Purchaser is acting as principal in this transaction with authority to close the transaction.

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5.2.3No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser.

5.2.4Purchaser acknowledges that, by the Closing Date, Purchaser will have had sufficient opportunity to inspect the Property fully and completely at its expense in order to ascertain to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.

5.2.5Purchaser acknowledges that, by the Closing Date, Purchaser will have had sufficient opportunity to review the Residential Agreements, contracts, expenses and other matters relating to the Property in order to determine, based upon its own investigations, inspections, tests and studies, whether to purchase the Property and to assume OpCo Seller’s obligations with respect to the residents, contracts and otherwise with respect to the Property.

5.2.6Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Purchaser will not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Sellers.

The representations and warranties set forth in this Section 5.2 shall survive the Closing.

5.3Mutual. Each Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property, except for Broker, who will be paid by Invesco upon the Closing of the transaction contemplated hereby and not otherwise, pursuant to a separate written agreement between Invesco and Broker. Said commission shall in no event be earned, due or payable unless and until the transaction contemplated hereby is closed and fully consummated strictly in accordance with the terms and conditions of this Agreement and Sellers have actually received the Purchase Price in immediately available funds. Sellers and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Sellers or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. The terms and provisions of this paragraph shall survive Closing hereunder.

5.4Purchaser Acknowledgment of Common Ownership; Limited Recourse for Property and Operational Representations. Purchaser hereby acknowledges and agrees that an affiliate of Silverstone Senior Living, LLC (the “Common Member”) is a member of both (i) as of the Effective Date and the Closing Date, OpCo Seller and PropCo Seller or their direct or indirect parent entity and (ii) as of the Closing Date, Purchaser or its assignee’s direct or indirect parent entity. By virtue of the Common Member’s ownership interest in Sellers, Purchaser

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acknowledges that the Common Member has direct access to all material information concerning the Property, the Facility, and the operations conducted thereon, including without limitation financial performance, regulatory compliance, licensing matters, resident census and acuity, staffing, physical condition of the Property, and all other operational and property-level matters (“Property and Operational Matters”). Accordingly, Purchaser hereby acknowledges and agrees that: (i) all representations and warranties made by Sellers herein with respect to Property and Operational Matters are expressly qualified by any information, facts, circumstances, or conditions that are within the knowledge of the Common Member, which knowledge is hereby imputed to Purchaser in its entirety for all purposes under this Agreement, and (ii) Purchaser shall have no recourse against Sellers with respect to such matters known to the Common Member. Nothing in this Section shall be construed to limit or affect any representations, warranties, or covenants expressly made by Sellers in this Agreement with respect to Sellers’ authority, organization, or due authorization to enter into and consummate the transactions contemplated herein (i.e., customary “seller entity” representations), which shall remain in full force and effect in accordance with the terms of this Agreement. The provisions hereof shall survive Closing.

6.	COSTS AND PRORATIONS.

6.1Purchaser’s Costs.    Purchaser shall pay the following costs of closing this transaction:

6.1.1The fees and disbursements of its counsel, inspecting architect and engineer and any other consultants engaged by Purchaser, if any;

6.1.2Purchaser’s portion of all taxes and fees as detailed on Exhibit 6.1 attached hereto and made part hereof;

6.1.3Any and all sales or use taxes relating to the transfer of personal property to Purchaser;

6.1.4The cost of any owner’s title insurance policy in the amount of the Purchase Price, any premium charges, extended coverage or special endorsements, including, any additional premium charge(s) for endorsements and/or deletion(s) of exception items and any cancellation charge(s) imposed by any title company in the event a title insurance policy is not issued, unless caused by willful default of Sellers hereunder;

6.1.5	All recording costs not described in Section 6.2.1 below;
6.1.6	Fifty percent (50%) of any escrow or closing charges of the Title Company;

6.1.7Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction; and

6.1.8All costs relating to the Survey, including, without limitation, its initial preparation and any update, recertification or changes thereto.

6.2	Seller’s Costs. Sellers shall pay the following costs of closing this transaction:

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6.2.1The cost of recording any releases to any exceptions to title that are not Permitted Encumbrances, including any Mandatory Cure Items;

6.2.2	Fifty percent (50%) of any escrow or closing charges of the Title Company;
6.2.3	The fees and disbursements of Sellers’ counsel; and

6.2.4Sellers’ portion of all taxes and fees as detailed on Exhibit 6.1 attached hereto and made part hereof.

6.3Prorations. The following shall be prorated as of the Closing Date and be adjusted against the Purchase Price due at Closing: (a) any and all amounts actually collected from residents under the Residential Agreements as of the Closing Date, as more particularly set forth in Section 9.6 below; (b) personal property taxes, installment payments of special assessment liens, sewer charges, utility charges (utility charges shall be prorated based on the last reading of meters prior to Closing performed at Sellers’ request, if possible) and normally prorated operating expenses actually billed or paid as of the Closing Date; and (c) amounts owed by Sellers or paid under the contracts described in Section 3.3 hereof as of the Closing Date. In addition, Seller shall obtain a credit against the Purchase Price at Closing in the amount of any rents which are less than forty-five (45) days past due. Pursuant to Section 9.9 hereof, within 90 days after the Closing, Purchaser and Sellers will make a further adjustment for such rents, taxes or charges which may have accrued or been incurred prior to the Closing Date, but not billed or paid at that date; such obligations shall survive the Closing.

6.4Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated as of the Closing Date. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Sellers and Purchaser shall promptly within thirty (30) days of receipt of the final tax bill for year of Closing (except in the case of an ongoing tax protest) shall adjust the proration of such taxes and special assessments, and Sellers or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

6.5In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in the County in which the Land is located. All prorations shall be made on a 365-day calendar year basis, based on the actual number of days in the applicable month.

6.6Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Sellers shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the

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Closing Date and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

7.	DAMAGE, DESTRUCTION OR CONDEMNATION.

7.1Material Event. If, prior to Closing, the number of parking spaces on the Property are reduced by ten percent (10%) or more, the buildings are damaged and the cost of repair exceeds $5,000,000.00 (as determined by Sellers and their contractors in consultation with Purchaser) or all access to the Property is rendered completely unusable, or is destroyed or taken under power of eminent domain and the cost or repair exceeds $5,000,000.00 (as determined by Sellers and their contractors in consultation with Purchaser) (a “Material Event”), Purchaser may elect to terminate this Agreement by giving written notice of its election to Sellers within seven (7) days after receiving notice of such destruction or taking. If Purchaser does not give such written notice within such seven (7) day period, this transaction shall be consummated on the Closing Date and at the Purchase Price provided for in Section 2, and the applicable Seller will assign to Purchaser the physical damage proceeds of any insurance policy(ies) payable to such Seller, or such Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.2Immaterial Event. If, prior to Closing, the Property is subject to a casualty or a condemnation event that is not a Material Event, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Sellers will assign to Purchaser the physical damage proceeds of any insurance policies payable to Sellers, or Sellers’ rights to any portion of any condemnation award, in both cases, up to the amount of the Purchase Price and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.3Termination and Return of Deposit. If Purchaser elects to terminate this Agreement pursuant to this Section 7, and if Purchaser is not, on the date of such election, in default under the Agreement, Sellers shall promptly direct the Title Company to return the Deposit to Purchaser, and neither party shall have any further liability hereunder except for the Surviving Obligations.

8.NOTICES. Any notice required or permitted to be given hereunder shall be deemed to be given when (i) hand delivered or (ii) one (1) business day after pickup by overnight express service, or (iii) the date of transmission if by facsimile or email (only as provided below and if sent by email, then the email must be sent with a read receipt requested and/or delivery confirmation and the description line must contain the following: “The Landing Community – EMAIL CONSTITUTES NOTICE UNDER PSA”) in any such case addressed to the parties at their respective addresses referenced below:

IF TO SELLERS:	SILVERSTONE ALEXANDRIA, LP
c/o Invesco Advisers, Inc.
2300 N. Field Street, Suite 1200
Dallas, Texas 75201

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Attention: Heather Douglass
Telephone: (972) 715-7439
Email: *****

And

SILVERSTONE ALEXANDRIA, LP
c/o Silverstone Senior Living, LLC
3710 Rawlins Street, Suite 800
Dallas, Texas 75219 Attention: Matt Aubé
E-mail: *****

And

Attention: Robert H. Zeiller
E-mail: *****

WITH A COPY TO:	Invesco Advisers, Inc.
2300 N. Field Street, Suite 1200
Dallas, Texas 75201
Attention: Keisha McGriff
Telephone: (972) 715-5873
Fax: (972) 715-5811
Email: *****

WITH A COPY TO:	Greenberg Traurig LLP
Greenberg Traurig, P.A.
333 S.E. 2nd Avenue,
Miami, FL 33131
Attention: Richard Giusto, Esq.
Telephone: (305) 579-0559
Fax: (305) 961-5559
Email: *****

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WITH A COPY TO:	Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Attention: Meredith Brewster
E-mail: *****

And

Attention: Kim Trapani
E-mail: *****

WITH A COPY TO:	Compatriot Capital, Inc.
8235 Douglas Ave., 10th Floor
Dallas, Texas 75225
Attention: Thomas H. Sharpe
Email: *****

And

Attention: Austin C. Whitmore, Esq.
E-mail: *****

IF TO PURCHASER:	XRN ALEXANDRIA II LLC
7373 Wisconsin Avenue, Suite 800
Bethesda, Maryland 20814
Attention: Jamie Barber
Email: *****

WITH A COPY TO:	Taft Stettinius & Hollister LLP
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn: Joseph Lash, Bill Sider, and Steven Ryan
Email: *****

IF TO TITLE COMPANY:	Stewart Title and Escrow Inc.
1707 L Street NW, Suite 500
Washington, D.C. 20036
Attention: Ericka Micciche
Telephone: 443-220-0001
Email: *****

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Except for facsimile and email notices sent between 9:00 a.m. and 5:00 p.m. Dallas time on a business day, telephone and facsimile numbers and email addresses are for informational purposes only. Effective notice will be deemed given only as provided above.

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Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact given by the party on whose behalf it is given.

9.	CLOSING AND ESCROW.

9.1Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein. Sellers and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of the Agreement shall prevail.

9.2Sellers’ Deliveries. The applicable Seller shall deliver either at the Closing or by making available at the Property, as appropriate, an electronically signed copy (unless otherwise noted or required by the Title Company) of the following documents, each executed and, if required, acknowledged:

9.2.1An original Special Warranty Deed to the Property, in the form attached hereto as Exhibit 9.2.1.

9.2.2A Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit 9.2.2.

9.2.3A current, uncertified listing of any resident security deposits and prepaid rents held by Sellers with respect to the Residential Agreements.

9.2.4Copies of all contracts relating to the Property which Purchaser has elected to assume or which are not terminable by Sellers on or before the Closing Date.

9.2.5All books and records at the Property held by or for the account of Sellers, including, without limitation, plans and specifications, as available.

9.2.6An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit 9.2.6.

9.2.7A letter notifying tenants of the conveyance of the Property in the form attached hereto as Exhibit 9.2.7.

9.2.8A duly executed owner’s affidavit and gap indemnity agreement in the form attached hereto as Exhibit 9.2.8.

9.2.9	The Operating Lease Termination (hereinafter defined).
9.2.10	The Management Agreement Termination (hereinafter defined).
9.2.11	The Bridging Documents.

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9.2.12	Closing Statement.

9.3Purchaser’s Deliveries. At the Closing, Purchaser shall (i) pay to Sellers the Purchase Price, and (ii) execute the agreements referred to in Sections 9.2.2, 9.2.7, 9.2.11, and 9.2.12.

9.4Possession. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing.

9.5Insurance. Sellers shall terminate their policies of insurance as of noon on the Closing Date, and Purchaser shall be responsible for obtaining its own insurance thereafter.

9.6Post-Closing Collection of Rents. With respect to the proration of any resident rents or other amounts due to OpCo Seller under the Residential Agreements for the period prior to Closing (the “Rents”) collected by OpCo Seller up to the Closing Date which are allocable to the period from and after the Closing Date shall be paid by OpCo Seller to Purchaser at Closing. As for Rents allocable to the calendar month in which the Closing Date occurs (the “Closing Month”): (a) Purchaser and OpCo Seller shall prorate, on an accrual basis, the total unpaid Rents for otherwise current residents of the Facility allocable to the Closing Month based upon the number of days in the Closing Month and Purchaser shall provide a credit to OpCo Seller equal to OpCo Seller’s pro rata share of such unpaid Rents, and (b) OpCo Seller shall provide a credit to Purchaser equal to Purchaser’s pro rata share of the Rents collected by OpCo Seller for the Closing Month. There shall be no credit granted by Purchaser to OpCo Seller at Closing for delinquent Rents for periods prior to the Closing Month. As of the Closing Date, Sellers shall not have the right to pursue collection, through litigation or otherwise, of any unpaid Rents. At Closing, Sellers shall assign and transfer to Purchaser its rights to receive all such Rents and Sellers shall have no further rights following Closing with respect to such Rents. Purchaser has no obligation to collect any past due Rent and shall have the right to pursue (or not pursue) collection, discount, or eliminate any past due Rent in its sole and absolute discretion. To the extent Purchaser collects any Rents allocable to the period prior to the Closing Date during the ninety (90) day period immediately following the Closing, including any past due Rent, Purchaser shall apply such rents or other amounts received, first for the account of Purchaser for amounts currently due to Purchaser; second, to OpCo Seller for any and all amounts due to OpCo Seller for periods prior to Closing; and the balance to be retained by Purchaser. This Section shall survive the Closing.

9.7Termination of Operating Lease. At Closing, Sellers shall terminate the Operating Lease and Sellers shall deliver, or cause to be delivered, to Purchaser a copy of the termination agreement (the “Operating Lease Termination”) terminating the Operating Lease effective as of the Closing Date. From and after the Closing Date, neither OpCo Seller nor PropCo Seller shall have any further rights, obligations, or liabilities under the Operating Lease, except for those obligations that expressly survive termination pursuant to the terms of the Operating Lease. Sellers shall be solely responsible for any costs, liabilities, or obligations arising under or related to the Operating Lease through and including the Closing Date.

9.8Termination of Management Agreement. At Closing, the Management and Marketing Services Agreement, dated as of May 26, 2023, by and between OpCo Seller and Property Manager, as amended from time to time (the “Management Agreement”), shall be

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terminated and of no further force or effect. At or prior to Closing, OpCo Seller shall deliver to Purchaser a copy of the termination agreement executed by both OpCo Seller and Manager, (the “Management Agreement Termination”), terminating the Management Agreement effective as of the Closing Date. From and after the Closing Date, neither OpCo Seller nor Manager shall have any further rights, obligations, or liabilities under the Management Agreement, except for those obligations that expressly survive termination pursuant to the terms of the Management Agreement.

9.9Post-Closing Reconciliation. Within sixty (60) days after the Closing Date, representatives of Purchaser shall prepare and deliver to Seller a proposed initial statement of reconciliation itemizing the following: (i) all costs, charges and expenses paid by one party with respect to the Facility that are properly allocable to the other party; and (ii) all Rents, service fees, and, to the extent applicable, reimbursement from any third-party payor actually collected by either party with respect to the Facility (the “Initial Reconciliation”) and to whom such fees should be properly allocated. The Initial Reconciliation shall include appropriate detail to identify the items being adjusted and shall provide documentation evidencing all expenses, costs, charges, service fees and Rents. Promptly following Purchaser’s request, Seller shall use commercially reasonable efforts to deliver all information and documents reasonably requested by Purchaser in connection with its preparation of the Initial Reconciliation and the Final Reconciliation (defined below) statements. A final reconciliation of all expenses, costs, charges, service fees and Rents shall be prepared by Purchaser and delivered to Seller within ninety (90) days after the Closing Date (the “Final Reconciliation”). Throughout the period leading up to the Initial Reconciliation and the Final Reconciliation, each party shall provide to the other party any information it may receive regarding the revenue and expense items described in subparagraphs (i) and (ii) of this Section 9.9. The Final Reconciliation shall appropriately reflect the net amount owed to Purchaser or to Seller as a result of such reconciliation. After approval of the Final Reconciliation by both parties, the party determined to owe cash as a result of such Final Reconciliation shall promptly pay such cash to the other party. If Purchaser and Seller cannot agree upon a Final Reconciliation, then the determination of a Final Reconciliation shall be made by an independent CPA firm mutually selected by Purchaser and Seller, whose determination shall be binding upon Purchaser and Seller. The party who does not prevail in the dispute resolution shall also pay the fees and costs of the CPA firm.

10.	LICENSES AND EMPLOYEES.

10.1Liquor License. Exhibit 10.1 sets forth a true, correct and complete list of all licenses relating to the sale and/or service of liquor at the Facility (the “Liquor License”). Except as otherwise set forth in Section 10.3, Purchaser hereby acknowledges and agrees that pursuant to Virginia law the existing Liquor License shall terminate at Closing and Purchaser shall be solely responsible for obtaining a new liquor license for the Facility issued by the issued by the Virginia Alcoholic Beverage Control Authority for the benefit of Purchaser or its designee (the “New Liquor License”) and a Continuation of Operations Permit authorizing Purchaser to temporarily operate the Facility under the Liquor License (the “Continuation of Operations Permit”).

10.2Assisted Living Facility License. Exhibit 10.2.2 sets forth a complete list of all assisted living licenses relating to the operation of the Facility (the “Assisted Living License”).

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Except as otherwise set forth in Section 10.3, Purchaser hereby acknowledges and agrees that pursuant to Virginia law the Assisted Living License shall terminate at Closing and Purchaser shall be solely responsible for obtaining a new Assisted Living License issued by the Virginia Department of Social Services benefiting Purchaser or its designee (a “New Assisted Living License”; together with the New Liquor License and the Continuation of Operations Permit, the “New Licenses”).

10.3	Bridging Documents; Transition Assistance.

10.3.1Purchaser shall make or cause Purchaser’s operator to make all required filings with the applicable governmental authorities (the “Governmental Authorities”) promptly following the Effective Date (or earlier if so desired by Purchaser and consented to by Seller in its sole discretion), and shall promptly seek to obtain all permits, approvals, authorizations and consents of all Governmental Authorities required in connection with the New Licenses, including, without limitation, filing applications to obtain all necessary or appropriate approvals for including, without limitation, the New Licenses, agreements, certificates and other consents from all Governmental Authorities and third parties, and any district, or other governmental agency or administrative body that authorizes or regulates the operation of the Facility (individually and collectively, “Governmental Approvals”). Notwithstanding the foregoing, Purchaser shall use best efforts to submit all applications and required documents for the New Licenses within ten (10) business days after the Effective Date, but in any event, no later than the Closing Date. Upon Purchaser’s written request for such required information, Sellers shall, or shall cause Manager to, reasonably cooperate with Purchaser in providing such information necessary for Purchaser to submit all such applications and required documents to the Governmental Authorities for the New Licenses. To the extent permitted by applicable law, Purchaser shall apply for the New Liquor License and the Continuation of Operations Permit concurrently. Each party shall furnish promptly to each other party all information that is not otherwise available to the other party and required in connection with the Governmental Approvals that such party may reasonably request in connection with any such filing. Purchaser shall keep Seller reasonably informed as to its progress with respect to obtaining the Governmental Approvals. In the event that this Agreement is terminated after Purchaser has made filings with Governmental Authorities for the Governmental Approvals, Purchaser shall promptly withdraw such filings at Purchaser’s sole cost and expense and shall notify Seller when such withdrawal is complete. This obligation to withdraw such filings survives termination of this Agreement. In the event that Purchaser receives the New Liquor License by the Closing Date such that a Continuation of Operations Permit is no longer required, Purchaser shall promptly, and in all events prior to the Closing Date, withdraw its application for a Continuation of Operations Permit at Purchaser’s sole cost and expense and shall notify Seller when such withdrawal is complete. The provisions of this Section 10.3 shall survive Closing.

10.3.2Sellers and Purchaser acknowledge and agree that the parties are unlikely to receive the New Licenses prior to the Closing Date, and therefore, Sellers and Purchaser’s operator shall enter into such documents and agreements as may be necessary and permitted under applicable laws to cause the existing license holder to remain in place

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as the licensee, subject to, if required, the prior notice to, or approval of, such temporary arrangement from all relevant federal, state, and local governmental or administrative agencies or authorities, or other relevant parties (as applicable) (collectively, the “Bridging Documents”) until the New Licenses are obtained. Such Bridging Documents shall include, to the extent the applicable New Licenses are not obtained at least three (3) business days prior to Closing, (i) a duly executed agreement pursuant to which Purchaser or Purchaser’s operator assumes management of the Facility on the Closing Date and manages as a tenant, subtenant and/or manager operating under the applicable Seller’s license and authority until such time as the New Assisted Living License is issued in Purchaser’s or Purchaser’s operator’s name, which lease/management will be noneconomic (i.e. no rent or management fees will be paid or payable by either party) and will be solely to facilitate the transition of management to Purchaser or Purchaser’s operator (the “Interim Management Agreement”), (ii) a duly executed agreement pursuant to which Purchaser or Purchaser’s operator subleases the Property to the licenseholder until such time as the New Assisted Living License is issued in Purchaser’s or Purchaser’s operator’s name, which sublease will be noneconomic (i.e. no rent or other amounts will be paid or payable by either party) and will be solely to facilitate the transition of management to Purchaser or Purchaser’s operator (the “Interim Sublease Agreement”), and (iii) a duly executed agreement pursuant to which Purchaser or Purchaser’s operator assumes operations of the Facility on the Closing Date and operates as a tenant, subtenant or manager operating under the Facility’s existing Liquor License pursuant to the Continuation of Operations Permit until such time as the New Liquor License is issued in Purchaser’s or Purchaser’s operator’s name, which lease/management will be noneconomic (i.e. no rent or management fees will be paid or payable by either party) and will be solely to facilitate the transition of operations to Purchaser or Purchaser’s operator (the “Interim Liquor License Agreement”). The parties have agreed on the forms of the Bridging Documents which are attached hereto as Exhibit 10.3.2. Purchaser and the applicable Seller shall promptly notify and keep the other reasonably advised as to (i) any communication from all such Governmental Authorities regarding any of the transactions contemplated in this Section, and (ii) any claim or proceeding pending and known to such Party or, to such Purchaser’s knowledge or Seller’s knowledge, as applicable, threatened in writing, which challenges the transactions contemplated by this Article 10. In furtherance and not in limitation of the foregoing, Purchaser and applicable Seller shall reasonably cooperate and use their respective commercially reasonable efforts to obtain the New Licenses, and to respond to any request for information from any governmental authority having jurisdiction over the applicable Property or such other Persons from which or whom such New Licenses are sought. The applicable Seller shall provide, to the extent in such Seller’s possession or control, all financial and other information with respect to such Seller’s Property and the operation thereof as may be reasonably requested by the Governmental Authorities from time to time in connection with the New Licenses. The provisions of this Section 10.3.2 shall survive Closing.

10.4Employees; PTO and Employee Bonuses. For the avoidance of doubt, the parties intend for there to be continuity of employment at Closing. Following the Approval Date, OpCo Seller shall reasonably cooperate with Purchaser and Purchaser’s operator in informing the employees at the Facility of the planned sale of the Property. After the employees have been so

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informed, Sellers shall permit and allow reasonable access by Purchaser and Purchaser’s operator to meet with the employees at the Facility to answer questions and concerns they may have and to make offers of post-Closing employment to any of the employees at the Facility, which employees shall be allowed to accept such offers without penalty, competing offer or interference by Sellers. Those employees that accept employment with Purchaser’s operator shall, at Closing, become employees of Purchaser’s operator and shall be referred to herein as the “Transferred Employees”. At Closing, OpCo Seller shall terminate all employees at the Facility and shall pay them any wages which are due as of the Closing Date under OpCo Seller’s employment policies and applicable law of the state of Virginia. Purchaser agrees to cause Purchaser’s operator or manager, as applicable, to extend an offer of employment to a sufficient number of employees at the Facility upon sufficient terms such that OpCo Seller will not be required to give notice to the employees at the Facility of the sale of the Property provided for herein under the provisions of the federal Workers Adjustment and Retraining Notification Act or any other applicable similar state or local laws (collectively, the “WARN Act”), and Purchaser shall cause Purchaser’s operator or manager, as applicable, make such offers of employment at least one (1) day prior to the Closing Date. OpCo Seller shall pay as and when due such employees’ unused but accrued vacation, personal pay, or other paid time off and all accrued and unpaid bonuses per OpCo Seller’s employment policies and applicable law of the state of Virginia. Purchaser acknowledges and agrees that Sellers are relying on Purchaser’s agreement as set forth in this Section 10.4, as it relates to OpCo Seller not giving notice to the employees at the Facility of the sale of the Property provided for herein under the provisions of the WARN Act, and Purchaser shall indemnify Sellers for any and all losses, damages, costs, expenses, liabilities, obligations, penalties, interest and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys’ fees and other legal costs and expenses) under the WARN Act arising from or related to the transaction contemplated by this Agreement (including Purchaser’s or Purchaser’s operator’s or manager’s, as applicable, failure to hire a sufficient number of OpCo Seller’s employees at the Facility such that any advance notice obligations are triggered under the WARN Act). To the extent permitted by applicable law, Sellers shall deliver to Purchaser’s operator or manager, as applicable, either the originals or the full and complete copies of all employee records for all Transferred Employees. Sellers shall have satisfied such obligation as long as all such employee records are present at the Facility on the Closing Date. OpCo Seller shall use commercially reasonable efforts to remove from the Facility all records of former employees who are not Transferred Employees. This Section 10.4 shall survive Closing.

11.	DEFAULT; FAILURE OF CONDITION.

11.1Purchaser Default. If Purchaser shall become in breach of or default in its Closing obligations under this Agreement, the Deposit shall be retained by Sellers as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for the Surviving Obligations. Sellers and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Sellers as agreed and liquidated damages in light of PropCo Seller’s removal of the Property from the market and the costs incurred by Sellers and shall not constitute a penalty or a forfeiture. If Purchaser shall become in breach of or default under this Agreement with respect to any other obligations hereunder, Title Company shall hold the Deposit as security for the benefit of Sellers until Sellers receive from Purchaser any and all damages to which Sellers may be entitled under this Agreement.

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11.2Seller Default. If the applicable Seller shall refuse or fail to convey the Property as herein provided for any reason other than (a) a default by Purchaser and the expiration of the cure period, if any, provided under Section 12.6 hereof, (b) the existence of a Pending Default (as defined in and contemplated by Section 12.6), or (c) any other provision of this Agreement which permits either Seller to terminate this Agreement or otherwise relieves the applicable Seller of its obligation to convey the Property, Purchaser shall elect as its sole and exclusive remedy hereunder either to (i) terminate the Agreement and recover the Deposit plus actual third-party out of pocket costs and expenses incurred in connection with this Agreement, in an amount up to seventy-five thousand dollars ($75,000.00) in the aggregate, or; (ii) enforce such Seller’s obligations to convey the Property by delivering written notice to Sellers within ten (10) days after the scheduled Closing which describes such default and states Purchaser’s election to enforce specific performance and actually filing suit within such 10-day period, provided if such limitation on the time period to file suit is prohibited or limited by law, the time period shall be extended to the minimum limitation period allowed by law, and provided that no such action in specific performance shall seek to require Sellers to do any of the following: (1) change the condition of the Property or restore the same after any fire or other casualty; (2) subject to Section 11.3, below, expend money or post a bond to remove a title encumbrance or defect or correct any matter shown on a survey of the Property; or (3) secure any permit, approval, or consent with respect to the Property or PropCo Seller’s conveyance of the Property. Purchaser waives any right to receive damages as a result of either Seller’s default.

11.3Failure of Condition. If, prior to Closing, Sellers disclose to Purchaser or Purchaser discovers that (i) title to the Property is subject to defects, limitations or encumbrances other than Permitted Encumbrances or as set forth in the Deed; or (ii) any representation or warranty of Sellers contained in this Agreement are or, as of the Closing Date, will be untrue, then Purchaser shall promptly give Sellers written notice of its objection thereto. In such event, Sellers may elect to postpone the Closing for thirty (30) days and attempt to cure such objection, provided that Purchaser may not object to the state of title of the Property on the basis of matters set out in Section 3.4 above. The parties acknowledge and agree that Sellers shall have no obligation to cure any objection within (i) or (ii) above. If Purchaser fails to waive any such objection within ten (10) days after notice from Sellers that Sellers will not cure the objection, this Agreement will terminate automatically and Sellers shall promptly direct the Title Company to return the Deposit to Purchaser, provided that Purchaser shall not be in default hereunder, and neither party shall have any liability to the other except for the Surviving Obligations. For the purposes of this Agreement, any title defect, limitation or encumbrance other than a Permitted Encumbrance or as set forth in the Deed shall be deemed cured if Title Company will agree to issue the Title Policy to Purchaser for the Purchase Price, which policy takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Sellers agrees to pay such additional premium upon Closing.

12.	MISCELLANEOUS.

12.1Entire Agreement; Recitals. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall

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be binding unless in writing and signed by both parties. The recitals set forth above are true and correct and are incorporated herein by this reference as if fully set forth in this Agreement.

12.2Severability; Construction. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law. All dollar amounts stated in this Agreement are U.S. dollar amounts. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Agreement or any exhibits or amendments hereto.

12.3Applicable Law; Venue. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES. THIS AGREEMENT IS PERFORMABLE IN AND EXCLUSIVE VENUE FOR ANY ACTION BROUGHT WITH RESPECT HERETO SHALL LIE IN THE STATE COURT FOR THE COUNTY IN WHICH THE LAND IS LOCATED, OR, IF APPLICABLE, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT IN WHICH THE LAND IS LOCATED, WITHOUT REGARD TO CONFLICTS IN LAW.

12.4Assignability. Purchaser may not assign this Agreement without first obtaining Sellers’ written consent, except Purchaser may assign its rights under the Agreement in whole or in part, without the prior written consent of Seller, to any entity controlling, controlled by or under common control with Purchaser (a “Purchaser’s Permitted Assignee”), provided that Purchaser shall not be released from its liability hereunder in connection with or as a result of such assignment and Purchaser’s assignee shall agree in writing to be bound by all obligations of Purchaser hereunder. Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section 12.4, Purchaser’s Permitted Assignee shall be deemed to be the Purchaser hereunder and shall be the beneficiary of all of Seller’s warranties, representations and covenants in favor of Purchaser under this Agreement. Purchaser shall provide Seller written notice and an executed copy of any such assignment at least five (5) days before Closing.

12.5Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Sellers and their respective successors and permitted assigns.

12.6Breach. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except as otherwise provided in this Agreement, the complying party shall have the option to cancel this Agreement upon ten (10) days written notice to the other party of the alleged breach, default or failure by such other party to cure such breach within such ten (10) day period. The non-defaulting party shall promptly notify the defaulting party in writing of any such alleged breach, default or failure upon obtaining knowledge

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thereof. The Closing Date shall be extended to the extent necessary to afford the defaulting party the full ten-day period within which to cure such breach, default or failure; provided, however, that the failure or refusal by a party to perform on the scheduled Closing Date (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice; and provided further, that if the Closing Date shall have been once extended as a result of default by a party, such party shall not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section, a “Pending Default” shall be a default for which (i) written notice was given by the non-defaulting party, and (ii) the cure period extends beyond the scheduled Closing Date.

12.7Publicity. Except as otherwise expressly permitted under this Agreement, no party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval may be withheld in either party’s sole discretion; provided, however, that any party may make the following public disclosure (without the consent of the other party): if prior to Closing, such disclosure, it believes in good faith, is required by any applicable law or stock market rule (in which case to the extent practicable the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure). Further, in accordance with the confidentiality provisions of this Agreement, Purchaser may publicly disclose the existence of this Agreement and disclose any information relating to the subject matter of this Agreement requested by any regulatory or governmental agency during the course of a routine, non-targeted examination. Notwithstanding anything to the contrary contained herein, after the Closing, Purchaser may issue a press release and/or a public announcement about the transaction, provided the contents of such release and/or announcement shall be subject to Sellers’ prior written approval, which may not be unreasonably withheld, delayed or conditioned, and Sellers shall use good faith efforts to promptly respond to such request for consent.

12.8Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

12.9Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

12.10No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

12.11	Time of Essence. Time is of the essence in this Agreement.

12.12Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

12.13Recordation. Purchaser and Sellers agree not to record this Agreement or any memorandum hereof. The terms of this Section shall survive any termination of this Agreement.

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12.14Proper Execution. The submission by Sellers to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Sellers irrespective of any reliance thereon, change of position or partial performance. The submission by Sellers of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Sellers shall similarly have no binding force and effect on Sellers unless and until Sellers shall have executed this Agreement and the Deposit shall have been received by the Title Company and a counterpart thereof shall have been delivered to Purchaser.

12.15Tax Protest. If, as a result of any tax protest or otherwise, any refund is paid or reduction of any real property or other tax or assessment is made available relating to the Property with respect to any period for which, under the terms of this Agreement, either Seller is responsible, such Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less the equitable prorated costs of collection and prorated portion of the refund or reduction attributable to the period of time after the Closing. The terms of this Section shall survive the Closing.

12.16Survival and Limitation of Representations and Warranties; Seller’s Knowledge. The representations and warranties set forth in this Agreement are made as of the Effective Date and are remade as of the Closing Date (unless such representation of warranty is limited to a specific date, then it shall not be deemed remade as of the Closing Date) and Section 5.1 shall survive the Closing but written notification of any claim arising therefrom must be received by Sellers within six (6) months of the Closing Date (the “Survival Period”) or such claim shall be forever barred and Sellers shall have no liability with respect thereto. In addition, upon Sellers’ receipt of written notification of any such claim, the applicable Seller shall first be afforded at least ten (10) days to cure any breach of such Seller’s representations and warranties prior to Purchaser’s filing any claim in connection therewith. The aggregate liability of Sellers for breach of any representations and warranties shall not exceed $1,000,000.00 (“Cap”); and recovery of actual damages up to that amount is Purchaser’s sole and exclusive remedy for any such breach; provided, however, Sellers shall have no liability to Purchaser for matters disclosed by Sellers in writing to Purchaser or discovered by Purchaser prior to Closing. In addition, Sellers shall have no liability related to any representation or warranty made by Sellers unless such liability exceeds $50,000.00 in the aggregate (“Basket”), in which case, Sellers shall be liable for the full amount of such damages. Notwithstanding the foregoing, the Cap and Basket shall not apply to fraud. For matters disclosed in writing to Seller or discovered prior to Closing, Purchaser’s sole rights and remedies shall be as set forth in Section 11.3. Whenever a representation or warranty is made in this Agreement on the basis of the actual knowledge of Sellers, such representation and warranty is made with the exclusion of any facts otherwise known or disclosed to Purchaser, and is made solely on the basis of the actual knowledge without inquiry or investigation of Asset Manager; provided, however, that such individual shall have no personal liability with respect to any such representation or warranty. The provisions of this Section shall survive the Closing.

12.17No Processing. Except as otherwise set forth in this Agreement, without Sellers’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed following the Approval Date (but may be withheld in Sellers’ sole discretion prior to the Approval

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Date), until the Closing, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof, or have any communications with any governmental agency or official relating to the condition (environmental or otherwise) of the Property, subject to Section 10.3.

12.18Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Dallas, Texas time.

12.19Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange (such payment obligation shall survive Closing or any termination of this Agreement). Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

12.20Limitation of Liability. Each party acknowledges and agrees that (i) it will have no claims or causes of action against any disclosed or undisclosed, direct or indirect member, partner, owner, principal, parent, subsidiary or other affiliate of the other party (the “Protected Affiliates”), or any officer, director, manager, employee, trustee, agent or shareholder of such other party or any of the Protected Affiliates (together with the Protected Affiliates, the “Protected Parties”), arising out of or in connection with this Agreement or the transactions contemplated by this Agreement, and (ii) it shall not sue or otherwise seek to enforce any personal obligation of the other against any of the Protected Parties with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated by this Agreement. The terms and provisions of this Section 12.20 shall survive Closing or any termination of this Agreement.

12.21Jury Waiver. PURCHASER AND SELLERS DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING OR SELLERS AT CLOSING, OR ANY COURSE OF

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CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLERS TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

12.22Prohibited Persons and Transactions. Purchaser represents that neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities. The foregoing representations shall survive Closing and any termination of this Agreement.

12.23Merger Provision. Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Sellers of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at Closing and shall not survive Closing.

12.24Electronic Signatures. Each of the parties to this Agreement (a) has agreed to permit the use from time to time, where appropriate, of telecopy or other electronic signatures (including, without limitation, via .PDF) in order to expedite the transaction contemplated by this Agreement, (b) intends to be bound by its respective telecopy or other electronic signature, (c) is aware that the other will rely on the telecopied or other electronically transmitted signature, and (d) acknowledges such reliance and waives any defenses to the enforcement of this Agreement and the documents affecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy or electronic transmission only.

13.RIDEA / TRS STRUCTURE PROVISIONS. The parties acknowledge that Purchaser intends to acquire the Facility using a structure designed to permit a real estate investment trust and its affiliates to invest in healthcare real estate pursuant to Section 856(d)(8) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “RIDEA Structure”). Without limiting Purchaser’s rights under Section 12.4 (Assignment), Sellers shall reasonably cooperate with Purchaser to facilitate such RIDEA Structure, at no cost to Sellers and provided that such cooperation does not increase Sellers’ liabilities or obligations, including the matters set forth below.

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13.1RIDEA/TRS Definitions. For purposes of this Agreement: (a) “REIT Owner” means any entity that is a real estate investment trust within the meaning of Section 856 of the Code, or a direct or indirect subsidiary thereof, designated by Purchaser to hold title to the Property; (b) “TRS Lessee” means a taxable REIT subsidiary (within the meaning of Section 856(l) of the Code) designated by Purchaser to lease the Property from the REIT Owner and to conduct, directly or through other permitted entities, the operations of the Facility; (c) “Eligible Independent Contractor” has the meaning set forth in Section 856(d)(9) of the Code; and (d) “RIDEA Management Agreement” means the property/operations management agreement pursuant to which an Eligible Independent Contractor will manage the Facility for the TRS Lessee (and/or its permitted operator entity), which agreement is referred to elsewhere herein as the New Management Agreement.

13.2Structure; Designation of Closing Entities. Purchaser may designate one or more affiliates, including a REIT Owner and/or a TRS Lessee, to take title to the Property and/or acquire some or all of the Personal Property and other Property at Closing, and Sellers shall convey such Property to such designee(s) in accordance with Purchaser’s written direction delivered to Sellers at least five (5) business days prior to Closing. No additional consent of Sellers shall be required for such designation, and any such designee(s) shall be deemed Purchaser’s Permitted Assignee(s) for purposes of Section 12.4.

13.3TRS Lease; Management Agreement; Owner/Operator Separation. At or prior to Closing, Purchaser may cause the REIT Owner and TRS Lessee to enter into a lease (or sublease) of the Property (a “TRS Lease”) and may cause the TRS Lessee (and/or its permitted operator entity) to enter into the RIDEA Management Agreement with an Eligible Independent Contractor. Sellers shall (and shall cause Manager to) reasonably cooperate, at no out-of-pocket cost to Sellers (except as otherwise provided herein), in connection with the documentation and implementation of the foregoing, including by executing customary estoppels, consents, certificates and acknowledgements reasonably requested by Purchaser, the REIT Owner, the TRS Lessee, any lender, and/or the title company; provided that Sellers shall not be required to incur any liability or make any representation or warranty beyond those expressly set forth in this Agreement. The parties further acknowledge and agree that neither the REIT Owner nor Sellers shall operate the Facility after Closing, and that (i) the Eligible Independent Contractor (and not the REIT Owner) will have day-to-day responsibility for operating the Facility pursuant to the RIDEA Management Agreement, (ii) the RIDEA Management Agreement will provide that the manager is an independent contractor and not an agent of the REIT Owner, and (iii) nothing in the TRS Lease or the RIDEA Management Agreement will be intended to create a partnership, joint venture or similar relationship between the REIT Owner and the manager.

13.4SEC Financial Statements Cooperation (Rule 3-14/Item 9.01). Sellers shall, and shall use commercially reasonable efforts to cause Property Manager to, reasonably cooperate with Purchaser and Purchaser’s auditors in connection with Purchaser’s preparation of any financial statements, schedules, or other financial information relating to the Land, the Facility and/or the business that Purchaser determines, in its good faith judgment, may be required to be filed or furnished pursuant to applicable securities laws (including, without limitation, the Securities Exchange Act of 1934, as amended) or the rules and regulations of the Securities and Exchange Commission, including the requirements of Regulation S-X (including Rule 3-14 or Rule 3-05, as

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applicable) and/or Item 9.01 of Form 8-K (collectively, “SEC Financial Statements”). Such cooperation may include, without limitation: (a) providing Purchaser and Purchaser’s auditors reasonable access during normal business hours, upon at least two (2) business days’ notice, to general ledger detail, trial balances, revenue and expense support, rent rolls and occupancy statistics, invoices and vendor agreements, bank statements (to the extent maintained for the Facility), and such other information reasonably required to prepare the SEC Financial Statements; and (b) making available, upon at least two (2) business days’ notice, appropriate employees of Sellers and/or Property Manager (and, if applicable, Sellers’ independent accountants) for reasonable interviews and inquiries. Purchaser shall be responsible for all out-of-pocket costs and expenses of Purchaser’s auditors incurred in connection with the preparation of any SEC Financial Statements and Sellers shall not be required to incur any cost or expense, and shall be promptly reimbursed by Purchaser for any out-of-pocket expenses incurred by Sellers, in connection with this Section 13.4. The covenants in this Section 13.4 shall survive Closing for a period of one (1) year.

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IN WITNESS WHEREOF, Purchaser and Sellers have executed this Agreement on the date set forth below, effective as of the Effective Date.

PROPCO SELLER:

SILVERSTONE ALEXANDRIA, LP,
a Delaware limited partnership

By:	/s/ Matt Aubé
Name:	Matt Aubé
Title:	Chief Financial Officer

OPCO SELLER:

SILVERSTONE ALEXANDRIA OWNER, LLC,
a Delaware limited liability company

By:	/s/ Matt Aubé
Name:	Matt Aubé
Title:	Chief Financial Officer

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PURCHASER:

XRN ALEXANDRIA II LLC, a Delaware
limited liability company

By:	/s/ Mark Decker, Jr.
Name:	Mark Decker, Jr.
Title:	Authorized Signatory

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By execution hereof, the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

Stewart Title and Escrow Inc.

By:	/s/ Ericka Micciche
Name:	Ericka Micciche
Title:	Escrow Officer

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EXHIBIT 1.1.1

LEGAL DESCRIPTION

EXHIBIT 1.1.1 to Purchase and Sale Agreement The Landing Alexandria	Page 1

EXHIBIT 1.1.6

SCHEDULE OF RESIDENTS

EXHIBIT 1.1.6 to Purchase and Sale Agreement The Landing Alexandria	Page 1

EXHIBIT 3.3

SCHEDULE OF CONTRACTS

EXHIBIT 3.3 to Purchase and Sale Agreement The Landing Alexandria	Page 1

EXHIBIT 6.1

CLOSING COSTS ALLOCATION

EXHIBIT 9.2.1 to Purchase and Sale Agreement The Landing Alexandria	Page 2

EXHIBIT 9.2.1

FORM OF DEED

EXHIBIT 9.2.2 to Purchase and Sale Agreement The Landing Alexandria	Page 1

EXHIBIT 9.2.2

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT 9.2.2 to Purchase and Sale Agreement The Landing Alexandria	Page 2

EXHIBIT 9.2.6

AFFIDAVIT PURSUANT TO FOREIGN INVESTMENT AND REAL PROPERTY TAX ACT

EXHIBIT 9.2.6 to Purchase and Sale Agreement The Landing Alexandria	Page 1

EXHIBIT 9.2.7

FORM OF NOTICE TO RESIDENTS

EXHIBIT 9.2.7 to Purchase and Sale Agreement The Landing Alexandria	Page 1

EXHIBIT 9.2.8

FORM OF OWNER’S AFFIDAVIT AND GAP INDEMNITY AGREEMENT

EXHIBIT 10.1 to Purchase and Sale Agreement The Landing Alexandria	Page 1

EXHIBIT 10.1

LIQUOR LICENSE

EXHIBIT 10.1 to Purchase and Sale Agreement The Landing Alexandria	Page 1

EXHIBIT 10.2.2

ASSISTED LIVING LICENSES

EXHIBIT 10.2 to Purchase and Sale Agreement The Landing Alexandria	Page 1

EXHIBIT 10.3.2

BRIDGING DOCUMENTS